Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Valens Pay Global Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee (6)
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share (1)	Rule 457(o)	-	-	$5,750,000	0.0001102	$633.6500
Fees to Be Paid	Equity	Representative Warrants (4)	Rule 457(g)	-	-	-	-	-
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share, underlying Representative Warrants (5)	Rule 457(g)	-	-	$402,500	0.0001102	$44.3555
Total Offering Amounts				19,799,990		$6,152,500	0.0001102	$678.0055

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Ordinary Shares registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Includes additional Ordinary Shares which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of Ordinary Shares in the aggregate equal to seven percent (7%) of the Ordinary Shares to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 100% of the public offering price.

(5)	In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares of the registrant underlying the Representative’s Warrant is registered hereby, no separate registration fee is required with respect to the Representative’s Warrant registered hereby.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrant is exercisable at 100% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $402,500 which is equal to 100% of $$402,500 (7% of the proposed maximum aggregate offering price for the Ordinary Shares of $5,750,000). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional Ordinary Shares that are issuable by reason of the anti-dilution provisions of the Representative’s Warrants.